Exhibit 10(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form N-1A of BlackRock Funds II of our report dated September 23, 2025, relating to the financial statements and financial highlights of the funds listed in Appendix A, which appears in BlackRock Funds II’s Certified Shareholder Report on Form N-CSR for the year ended July 31, 2025. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statements.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
November 20, 2025

Appendix A

BlackRock Funds II

1.	BlackRock Dynamic High Income Portfolio
2.	BlackRock Multi-Asset Income Portfolio

2